Exhibit 99.1

ACHILLION REPORTS SECOND QUARTER AND

SIX MONTH 2013 FINANCIAL RESULTS

NEW HAVEN, Conn. (August 7, 2013) – Achillion Pharmaceuticals, Inc. (Nasdaq: ACHN) today reported financial results for the three and six months ended June 30, 2013 and provided an update on the Company’s portfolio of clinical stage compounds being developed for the treatment of hepatitis C virus (HCV).

For the second quarter of 2013, Achillion reported a net loss of $19.9 million or $0.21 per share, compared with a net loss of $11.5 million or $0.16 per share for the second quarter of 2012. Cash, cash equivalents, marketable securities, and interest receivable as of June 30, 2013 were $187.4 million.

“As we continue to progress our portfolio of clinical candidates for the treatment of HCV, we anticipate successfully meeting our goal of delivering initial results for our proprietary, all-oral regimen containing sovaprevir and ACH-3102 with ribavirin for treatment-naïve HCV patients as planned during the third quarter of 2013, as well as SVR results in the fourth quarter of 2013,” commented Milind S. Deshpande, Ph.D., President and Chief Executive Officer of Achillion. “In addition, we are finalizing the data requested by the Food and Drug Administration in order to release the clinical hold placed on sovaprevir, and anticipate learning of their response to that data submission in September.”

“Moving into the second half of 2013, we remain focused on advancing multiple combination regimens that can address the diversity of HCV patients and their need for targeted, safe, and effective therapies. With the addition of ACH-3422, our uridine analogue nucleotide prodrug for which we plan to submit an investigational new drug, or IND, application in the first quarter of 2014, to our doublet regimen of sovaprevir and ACH-3102, we anticipate being able to achieve these same goals in the broadest and hardest to treat HCV patient populations.”

Second Quarter Results

For the three months ended June 30, 2013, Achillion reported a net loss of $19.9 million compared with a net loss of $11.5 million during the same period of 2012. The Company recognized no revenues for the three months ended June 30, 2013 nor any during the same period in 2012.

Research and development expenses were $16.6 million for the three months ended June 30, 2013, compared with $9.0 million for the same period of 2012. Research and development expenses increased primarily due to increased costs related to combination clinical trials and drug interaction studies of sovaprevir and ACH-3102, as well as increased consulting fees. Personnel costs and non-cash charges related to stock based compensation also increased primarily due to the addition of personnel in our development group. For the three months ended June 30, 2013, general and administrative expenses were $3.6 million, compared with $2.6 million incurred during the same period in 2012. The increase in general and administrative expenses was primarily due to an increase in non-cash charges related to stock based compensation.

Non-cash stock compensation expense totaled $1.7 million for the second quarter of 2013 as compared with $815,000 for the second quarter of 2012 and is included in research and development and general and administrative expenses.

Six Month Results

For the six months ended June 30, 2013, Achillion reported a net loss of $31.7 million, an increase from a net loss of $20.7 million in the same period in 2012. There were no revenues during the first six months of 2013, compared with $2.5 million in the prior year period. Revenue during the first six months of 2012 was related to recognition of deferred revenue under the Company’s former collaboration with Gilead Sciences, Inc.

For the six months ended June 30, 2013, research and development expenses totaled $25.3 million, compared with $17.9 million during the same period in 2012. Research and development expenses increased primarily due to increased costs related to combination clinical trials and drug interaction studies of sovaprevir and ACH-3102, as well as increased consulting fees. Personnel costs and non-cash charges related to stock based compensation also increased primarily due to the addition of personnel in our development group. General and administrative expenses were $6.6 million for the six months ended June 30, 2013, increased from $5.3 million in the same period in 2012. The increase in general and administrative expenses was primarily due to an increase in non-cash charges related to stock based compensation.

Non-cash stock compensation expense totaled $3.1 million for the six months ended June 30, 2013 as compared with $1.7 million for the same period in 2012, and is included in research and development and general and administrative expenses.

About HCV

The hepatitis C virus is the most common cause of viral hepatitis, which is an inflammation of the liver. It is currently estimated that more than 170 million people are infected with HCV worldwide including more than 5 million people in the United States, making HCV more than twice as widespread as HIV. Three-fourths of the global HCV patient population is undiagnosed; it is a silent epidemic and a major global health threat. Chronic hepatitis, if left untreated, can lead to permanent liver damage that can result in the development of liver cancer, liver failure or death. Few therapeutic options currently exist for the treatment of HCV infection. The current standard of care is limited by its specificity for certain types of HCV, significant side-effect profile, and injectable route of administration.

For additional information on Achillion’s ongoing clinical trials please visit: http://clinicaltrials.gov

About Achillion Pharmaceuticals

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. Achillion’s discovery, clinical development, and commercial teams have advanced multiple novel product candidates with proven mechanisms of action into studies and toward the market. Achillion is focused on solutions for the most challenging problems in infectious disease including HCV and resistant bacterial infections. For more information on Achillion Pharmaceuticals, please visit www.achillion.com or call 1-203-624-7000.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, including statements with respect to: the ability of the Company to successfully submit data to the Food and Drug Administration, or FDA, that will persuade the FDA to lift the clinical hold currently in place on sovaprevir; expectations about milestone achievement including the potential to achieve proof-of-concept for ACH-3422; the outcome of the all-oral, interferon-free clinical trial evaluating regimens containing sovaprevir and ACH-3102 for the treatment of HCV and its expectation of its ability to report initial data from that study in the third quarter or fourth quarter of 2013; the Company’s ability to achieve operational results; and the anticipated availability of financial resources to support continued development of clinical compounds through 2013. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things, Achillion’s ability to: satisfactorily respond to regulatory actions with regard to its clinical development programs, including the FDA’s request for further information and data regarding sovaprevir; successfully resolve the clinical hold with regard to sovaprevir; continue to advance sovaprevir in clinical trials; replicate in later clinical trials positive results found in earlier stage nonclinical studies and clinical trials of sovaprevir, ACH-2684, ACH-3102, and ACH-3422; advance the development of its drug candidates under the timelines it anticipates in current and future clinical trials; obtain necessary regulatory approvals; obtain patent protection for its drug candidates and the freedom to operate under third party intellectual property; establish commercial manufacturing arrangements; identify, enter into and maintain collaboration agreements with appropriate third-parties; compete successfully with other companies that are seeking to develop improved therapies for the treatment of HCV; manage expenses; and raise the substantial additional capital needed to achieve its business objectives. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and its subsequent SEC filings.

In addition, any forward-looking statement in this press release represents Achillion’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Achillion disclaims any obligation to update any forward-looking statement, except as required by applicable law.

Company Contact: Glenn Schulman Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 gschulman@achillion.com	Investors: Mary Kay Fenton Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 mfenton@achillion.com
Media: Sally Barton Ogilvy PR Tel. (212)880-5240 sally.barton@ogilvy.com	Investors: Seth Lewis The Trout Group, LLC Tel. (646) 378-2952 slewis@troutgroup.com

— Financial Tables Attached —

ACHILLION PHARMACEUTICALS INC. (ACHN)

Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Revenue	$—	$—	$—	$2,489

Operating expenses:
Research and development	16,568	8,979	25,288	17,921
General and administrative	3,545	2,580	6,619	5,318

Total operating expenses	20,113	11,559	31,907	23,239

Loss from operations	(20,113)	(11,559)	(31,907)	(20,750)

Other income (expense):
Interest income	185	55	263	119
Interest expense	(12)	(23)	(34)	(37)

Net loss	$(19,940)	$(11,527)	$(31,678)	$(20,668)

Net loss per share - basic and diluted	$(0.21)	$(0.16)	$(0.35)	$(0.29)

Weighted average shares outstanding - basic and diluted	96,580	71,211	91,245	70,811

Balance Sheets

(Unaudited, in thousands)

	June 30,	December 31,
	2013	2012

Cash, cash equivalents, marketable securities and interest receivable	$187,363	$77,659
Working capital	123,194	58,731
Total assets	190,928	81,530
Long-term liabilities	164	347
Total liabilities	14,018	9,483
Total stockholders’ equity	176,910	72,047